Exhibit 5.1

Our ref	BNM\LWP\636512\3654790v3
Direct tel	+852 2971 3004
Email	barry.mitchell@maplesandcalder.com
Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600
People’s Republic of China
8 January 2010
Dear Sirs
Duoyuan Global Water Inc.
We have acted as counsel as to British Virgin Islands law to Duoyuan Global Water Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 8 January 2010, relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of par value of US$0.000033 each (the “Shares”).
The Registration Statement also relates to the offering by the selling shareholders identified therein of certain ADSs representing the Company’s shares (the “Issued Shares”).
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.
1	Documents Reviewed
For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the written resolutions of the board of directors of the Company dated 1 January 2010 (the “Resolutions”);
1.2	a certificate of incumbency dated 8 January 2010, issued by Offshore Incorporations Limited, the Company’s registered agent, a copy of which is attached as Annexure A (the “Registered Agent’s Certificate”);
1.3	the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 7 January 2010 including:
(a)	the Company’s Certificate of Incorporation dated 21 June 2007; and

(b)	the Company’s Fourth Amended and Restated Memorandum and Articles of Association filed with the Registry of Corporate Affairs on 2 June 2009;
Maples and Calder
53rd Floor The Center 99 Queen’s Road Central Hong Kong
Tel +852 2522 9333 Fax +852 2537 2955 www.maplesandcalder.com
Resident Hong Kong Partners: Christine Chang (England and Wales), Spencer Privett (England and Wales)
Anne Walker (England and Wales), Anthony Webster (England and Wales), Greg Knowles (England and Wales)
Barry Mitchell (British Virgin Islands), Mark Western (England and Wales), Stacey Overholt (England and Wales)
Cayman Islands and British Virgin Islands Attorneys at Law | Offices: British Virgin Islands, Cayman Islands, Dubai, Dublin, Hong Kong, London

1.4	the records of proceedings on file with and available for inspection on 7 January 2010 at the British Virgin Islands High Court Registry (the “High Court Registry”);

1.5	a certificate from a director of the Company addressed to this firm dated 7 January 2010, a copy of which is annexed hereto as Annexure B (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to, and based on, circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Registered Agent’s Certificate and the Director’s Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine;

2.3	that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2.4	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinions
The following opinions are given only as to matters of the British Virgin Islands law which are in force on the date of this opinion and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	the Company is a limited liability company registered under the BVI Business Companies Act, 2004 and is validly existing under the laws of the British Virgin Islands;
3.2	the Company is authorised to issue a maximum of 1,500,000,000 ordinary shares with a par value of US$0.000033 each;
3.3	the Issued Shares have been duly authorised and are legally issued, fully paid and nonassessable; and

3.4	the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the Company’s register of members, the Shares will be legally issued and allotted, fully paid and non-assessable.

4	Qualifications
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit, to the Registration Statement and further consent to the reference of our name under the headings of “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Yours faithfully
Maples and Calder

Annexure A
Registered Agent’s Certificate

Annexure B
Director’s Certificate